Exhibit 99.1

PHASE 2 CLINICAL STUDIES INITIATED FOR A NOVEL THERAPEUTIC CANDIDATE IDENTIFIED THROUGH PHARMACOPEIA COLLABORATION

Phase 2 Clinical Trial Initiated for a p38 Kinase Inhibitor Identified through Collaboration with Bristol-Myers Squibb for the Treatment of Psoriasis

Princeton, NJ, September 18, 2007 – Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, today announced that Bristol-Myers Squibb Company (NYSE: BMY) has initiated a Phase 2 clinical trial with a p38 kinase inhibitor (BMS-582949) that resulted from a collaborative research program between Pharmacopeia and Bristol-Myers Squibb. BMS-582949 is being evaluated for the oral treatment of moderate to severe psoriasis. The multi-centered randomized, double-blind, placebo-controlled trial, will examine safety and efficacy of the compound at three different doses.  Approximately 100 patients are expected to be enrolled in the study.

“It is generally accepted that p38 kinase inhibitors could be effective in a range of inflammatory diseases including psoriasis, rheumatoid arthritis, and inflammatory bowel disease,” said Les Browne, Ph.D., President and Chief Executive Officer of Pharmacopeia. “Psoriasis is an important indication to evaluate in order to rapidly achieve proof of concept for this compound. We are very pleased to see BMS-582949 advance and complement the other clinical development programs with which we are associated, especially our own Phase 2 DARA program.”

Bristol-Myers Squibb is also currently conducting a Phase 1 trial in Canada with a second p38 kinase inhibitor resulting from the collaborative research program.

Under the terms of the companies’ ongoing collaboration, Pharmacopeia will receive milestone payments for the p38 compounds in the program to the extent the program progresses through clinical development, and royalty payments for any product from the program that reaches the marketplace.  Bristol-Myers Squibb is solely responsible for further development and commercialization of the therapeutic candidate.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to discovering and developing novel therapeutics to address significant medical needs. The Company has a broad portfolio advancing toward clinical validation, both independently and with partners. Pharmacopeia’s most advanced internal program is a dual-acting angiotensin and endothelin receptor antagonist (DARA) for hypertension and diabetic kidney disease for which a Phase 2 clinical trial is underway. Other internal proprietary programs address primarily immunoregulation. Pharmacopeia’s collaborative efforts have resulted in a portfolio that includes two partnered programs that have advanced into Phase 2 clinical trials targeting chronic obstructive pulmonary disease (COPD) and psoriasis and two partnered programs in Phase 1 clinical trials targeting oncology and inflammatory disease. Four additional partnered compounds are in preclinical development. Pharmacopeia’s current strategic alliances are with Cephalon, GlaxoSmithKline, Organon and Wyeth.

Contact:
Amy P. Sharpless
Investor Relations Coordinator
Pharmacopeia
(609) 452-3643

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of

1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 1 and Phase 2 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540, Pharmacopeia’s ability to successfully perform under its collaborations with Cephalon, GlaxoSmithKline, Organon and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.